UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 9, 2025

TEXAS ROADHOUSE, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-50972	20-1083890
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

6040 Dutchmans Lane, Louisville, KY	40205
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code    (502) 426-9984

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each Class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	TXRH	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company                 ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.              ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)(c)       Texas Roadhouse, Inc. (the “Company”) announced that D. Christopher Monroe, the Company’s Chief Financial Officer, will separate from the Company, effective as of June 9, 2025. Mr. Monroe’s separation from the Company is not the result of any disagreement with the Company regarding any matters related to its operations, policies, practices, or otherwise related to the Company’s operational performance or financial condition.

This separation is treated as a termination without “cause” under the Employment Agreement dated December 27, 2024 with an effective date of January 8, 2025 (the “Executive Employment Agreement”) between Texas Roadhouse Management Corp. and Mr. Monroe. In connection with Mr. Monroe’s separation from the Company and as set forth in the Executive Employment Agreement, on June 9, 2025, the Company and Mr. Monroe entered into a Separation Agreement and Release of Claims (the “Agreement”). Under the Agreement, the Company will pay to Mr. Monroe (x) the Base Termination Payments (as defined in the Executive Employment Agreement) and (y) the Separation Pay as calculated in accordance with the Executive Employment Agreement to be an amount equal to $883,568, which is comprised of the following: (i) $630,000 (less applicable withholdings), which is an amount equal to one times Mr. Monroe’s current base salary, (ii) $228,699 (less applicable withholdings), which is an amount equal to his prorated target bonus for the 2025 fiscal year of $525,000, and (iii) $24,869 (less applicable withholdings), which is an amount equal to the approximate cost of monthly premiums (less applicable withholdings) for a twelve (12) month period for ongoing medical, dental, and vision insurance via a timely election made under the Company’s health plan pursuant to the Consolidated Omnibus Budget Reconciliation Act (COBRA) or otherwise. The payment of the amounts described in clause (i) will be paid in accordance with the Company’s payroll schedule, and the payment of the amounts described in clauses (ii) and (iii) will be paid in a lump sum within five (5) business days following the expiration of the seven (7) day revocation period set forth in the Agreement. The Agreement also provides a general release of all claims by Mr. Monroe and affirms certain obligations under the Executive Employment Agreement, including, without limitation, obligations pertaining to confidentiality, non-competition, non-disparagement, non-hire, and non-solicitation.

Additionally, effective as of June 9, 2025, the Board of Directors (the “Board”) for the Company appointed Keith Humpich, age 55, as the Company’s interim Chief Financial Officer.  In this role, he will serve the Company on an interim basis as its principal financial officer while continuing to serve as the Company’s principal accounting officer.  Mr. Humpich joined the Company in February 2005 as the Director, then Senior Director, of Internal Audit, which he served until his promotion to Vice President of Finance in 2021, overseeing the Company’s Financial Reporting, Tax, Treasury, Internal Audit, and Financial Analysis functions.  Mr. Humpich was appointed the Company’s principal accounting officer in January 2023 and also began overseeing the Accounting function at this time.  He will continue the oversight of these functions during his service as interim Chief Financial Officer.  Mr. Humpich previously served as interim Chief Financial Officer of the Company from January 2023 through June 2023.  Prior to joining the Company, he held several different finance and/or audit positions at Lexmark International and Ernst & Young LLP.  Mr. Humpich has over 30 years of accounting, audit and finance experience.

In connection with his service as interim Chief Financial Officer, Mr. Humpich will receive a $100,000 stipend per fiscal quarter (or portion thereto) in which he serves in such position, which amount will be paid in arrears. In the event Mr. Humpich only serves as interim Chief Financial Officer for a portion of any given fiscal quarter, then the $100,000 per quarter stipend will be prorated on a month-to-month basis. Additionally, effective as of June 9, 2025, the compensation committee of the Board approved the grant of service-based restricted stock units equal to $400,000 with respect to his 2025 fiscal year service as the Company’s Vice President of Finance. These restricted stock units will be calculated by dividing $400,000 by the per share closing sales price of the Company’s common stock on the Nasdaq Global Select Market on the trading day immediately preceding the date of the grant, with such quotient rounded up or down to the nearest share. These service-based restricted stock units will be granted on July 2, 2025 and will vest on July 2, 2026, subject to the terms and conditions of the previously approved form of restricted stock unit agreement.

Mr. Humpich does not have any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. The Board is conducting a national search for a new Chief Financial Officer through an executive search process.

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Item 9.01.	Financial Statements and Exhibits

(d)           Exhibits

10.1	Separation Agreement and Release of Claims dated June 9, 2025 by and between David Christopher Monroe and Texas Roadhouse Management Corp.

104	Cover Page Interactive File (the cover page XBRL tags are embedded in the Inline XBRL document)

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

TEXAS ROADHOUSE, INC.

Date: June 10, 2025	By:	/s/ Gerald L. Morgan
Gerald L. Morgan
Chief Executive Officer

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